Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of August 2011, by and between Charlie W. Brinkley, Jr. (the “Executive”); and Floridian Financial Group, Inc., a Florida corporation (the “Company”).

RECITALS

A.     The Executive currently serves the Chairman and Chief Executive Officer of the Company, pursuant to the terms of a certain Employment Agreement dated as of April 28, 2011 between the Executive and the Company (the “Employment Agreement”).

B.     The Executive also serves as a director of the Company, and as an officer and director of Orange Bank of Florida, a Florida chartered bank (the “Bank”).

C.     The Executive and the Company desire to set forth their agreement regarding the termination of the Executive’s employment with the Company, his resignation as an officer and director of the Company and the Bank, and certain related matters.

NOW THEREFORE, in consideration of mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.     Effective Date of Termination. The termination of the Executive’s employment with the Company, and his resignation as an officer and director of the Company and the Bank, and a member of each committee of the Company and the Bank, shall be effective as of the close of business on September 15, 2011 (the “Termination Date”), and, immediately after the Termination Date, the Executive shall no longer be an employee of the Company, or an officer or director of either the Company or the Bank. The parties acknowledge and agree that the Executive’s employment is being voluntarily terminated by the Company without Cause (as such term is defined in the Employment Agreement).

2.     Payments and Benefits.

2.1     Payments on Termination Date. On the Termination Date, the Company shall pay to the Executive the sum of the following:

(a)     An amount representing the Executive’s accrued, but unpaid, base salary through the Termination Date;

(b)     An amount representing the Executive’s accrued but unused vacation days and sick days through the Termination Date; and

(c)     An amount equal to $285,000, representing the Executive’s base salary in effect as of the Termination Date.

2.2     Benefits. The Company shall provide to the Executive and his eligible dependents for a period of twelve (12) months following the Termination Date the medical, long-term disability, dental and life insurance coverage as were in effect immediately prior to the Termination Date, and if for any reason such coverage is not available, the Company shall reimburse the Executive for the cost of maintaining such insurance coverage during such period.

Exhibit 10.1

2.3     Vesting of Stock Options. On the Termination Date, the stock options held by the Executive shall be fully vested to the extent reflected on Schedule I to this Agreement.

2.4     Expense Reimbursement. Within thirty (30) days of the Termination Date, the Executive will submit to the Company his final report for expense reimbursement. The Company shall promptly reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties for the Company prior to the Termination Date.

3.     Non-Disparagement.

3.1     From and after the Termination Date, the Executive shall not utter or issue any disparaging or derogatory remarks, or make any untruthful statements, including such remarks and statements in any press release or public statement, about the Company or any of the Company Subsidiaries (as such term is defined below) or regarding any of their financial status, business, compliance with laws, ethics, services, business methods or otherwise, or utter or issue any other statements that are reasonably likely to disparage any of them or are otherwise degrading to their reputation in the business community; provided, that the Executive shall be permitted to make any truthful statement that is required by applicable laws or necessary to respond in a legal or regulatory proceeding. For purposes of this Agreement, the term “Company Subsidiaries” shall mean the Company, the Bank, Floridian Bank or any other subsidiaries of any of them.

3.2     From and after the Termination Date, the Company shall not (nor permit any Company Subsidiary to) utter or issue any disparaging or derogatory remarks, or make any untruthful statements, including any such remarks or statements pursuant to any press release or public statement, about the Executive or regarding any of the Executive’s financial status, business, compliance with laws, ethics, services, business methods or otherwise, or utter or issue any other statements that are reasonably likely to disparage the Executive or are otherwise degrading to the Executive’s reputation in the business community; provided, that the Company and the Company Subsidiaries shall be permitted to make any truthful statement that is required by applicable laws or necessary to respond in a legal or regulatory proceeding.

4.     Additional Agreements. As further consideration, and as a material inducement to the parties to enter into this Agreement, the parties further agree as follows:

4.1     Release by the Executive. As of the Termination Date, except for the obligations of the Company set forth in this Agreement (including those incorporated from the Employment Agreement) and any rights of the Executive in his capacity as a shareholder of the Company, the Executive shall be deemed to have unconditionally and irrevocably released, acquitted and forever discharged the Company and each of the Company Subsidiaries from any and all claims, demands, liabilities, actions, suits, debts, causes of action, obligations, controversies, costs, expenses, accounts, damages, losses, and judgments of every kind or character whatsoever in law or equity or otherwise, that the Executive ever had, now has, or hereafter will or may have, based upon or by reason of, in whole or in part, any act, omission to act, transaction, practice, conduct, matter, cause, or thing of any kind or character that arose or occurred prior to the date hereof, whether known or unknown, suspected or unsuspected, asserted or unasserted. The foregoing release will include, but not be limited to, claims in connection with the Executive’s employment or termination of his employment, including wrongful termination, breach of express or implied contract, unpaid wages, unpaid bonuses or pursuant to any federal, state, or local employment laws, regulations, or orders regulating employment or prohibiting, inter alia, age, race, sex, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, and Executive Retirement Security Act of 1974, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Workers’ Adjustment and Retraining Notification Act, and the Florida Civil Rights Act.

Exhibit 10.1

4.2     Release by the Company and Company Subsidiaries. As of the Termination Date, except for the obligations of the Executive set forth in this Agreement (including those incorporated from the Employment Agreement), the Company, for itself and on behalf of the Company Subsidiaries, shall be deemed to have unconditionally and irrevocably released, acquitted and forever discharged the Executive from any and all claims, demands, liabilities, actions, suits, debts, causes of action, obligations, controversies, costs, expenses, accounts, damages, losses, and judgments of every kind or character whatsoever in law or equity or otherwise, that the Company or any Company Subsidiary ever had, now has, or hereafter will or may have, based upon or by reason of, in whole or in part, any act, omission to act, transaction, practice, conduct, matter, cause, or thing of any kind or character that arose or occurred prior to the date hereof, whether known or unknown, suspected or unsuspected, asserted or unasserted. The foregoing release will include, but not be limited to, claims arising from or based upon any act or omission of the Executive in his capacity as an employee, director or officer of the Company or any Company Subsidiary.

4.3     Restrictive Covenant. The Executive confirms that he will be subject to the restrictive covenants set forth in Section 11, Section 12 and Section 13 of the Employment Agreement for a period of twelve (12) months commencing on the Termination Date, unless waived by the mutual written agreement of the parties.

4.4     Confidentiality. The parties will keep the terms of this Agreement confidential and will not disclose such terms to any third party, except that any party may disclose such terms: (i) to the party’s attorneys, accountants and other advisers in connection with the provision of services by such persons to such party; (ii) to any governmental agency upon the request of such agency; (iii) to any other person if required under a court order or subpoena issued by a court of competent jurisdiction; (iv) in a filing with the Securities and Exchange Commission to the extent required; or (v) to any other person if required by applicable law. This Section 4.4 will not preclude the parties from disclosing to third parties that the Executive is no longer a director, officer or employee of the Company.

4.5     Indemnification.

(a)     Subject to the limitations on indemnification contained in the Florida Business Corporation Act (the “FBCA”) and the Articles of Incorporation of the Company, after the Termination Date, the Company, shall indemnify and hold Executive harmless, to the fullest extent permitted by applicable law, the Executive against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the Executive is or was an officer, director, employee or agent of the Company or any Company Subsidiary, a fiduciary under any Company Employee Plan or is or was serving at the request of the Company or any Company Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (and the Company shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the Executive to the fullest extent permitted under applicable law, provided that the Executive provides an undertaking to repay such expenses if he is determined to not be entitled to indemnification).

Exhibit 10.1

(b)     The rights of the Executive under this Section 4.5 shall be in addition to any rights the Executive may have under the Articles of Incorporation of the Company, or under any Florida law or any other applicable laws.

(c)     The Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(d)     For a period of six years from the Termination Date, the Company shall not amend, repeal or otherwise modify its Articles of Incorporation and Bylaws in a manner that would adversely affect the indemnification rights of the Executive thereunder, unless such amendment affects all of the current and former directors of the Company in the same manner.

4.6     Insurance. For a period of not less than six years after the Termination Date, the Company shall include the Executive as a beneficiary of any officers’ and directors’ liability insurance policy or any “tail” policy that the Company may purchase or otherwise provide or arrange for the benefit of the Company’s other executive officers and directors. The coverage provided to the Executive shall be on substantially the same terms and conditions as are provided to the Company’s other executive officers and directors under such policies. In the event that Company arranges for any third party to provide officers’ and directors’ liability insurance coverage to its officers and directors in connection with any merger, acquisition or similar transaction involving the Company or its bank subsidiaries, then the Company shall arrange for the Executive to be included as a beneficiary of such insurance on substantially the same terms and conditions as are provided to the Company’s other executive officers and directors.

4.7     Tax Effect Adjustment. The Company acknowledges that its obligation to provide a tax effect adjustment under Section 4(b) of the Employment Agreement shall apply to any amounts or benefits payable under this Agreement.

4.8     Re-employment of Executive By Controlling Shareholder. If at any time prior to the first anniversary of the date of this Agreement, the Executive becomes an employee of any entity which owns or controls more than 25% of the outstanding shares of common stock of the Company, then the Executive shall repay to the Company a portion of the $285,000 payment received by the Executive pursuant to Section 2.1(c) of this Agreement. The amount to be repaid by the Executive shall be calculated on a monthly basis commencing in the month in which such entity first acquires ownership or control of more than 25% of the outstanding shares of common stock of the Company. For each month commencing on such date through the end of the twelve month period following the date of this Agreement, the Executive shall pay to the Company an amount equal to the lesser of: (i) the salary paid to the Executive by such entity during such month, or (ii) one-twelfth of the $285,000 payment (i.e., $23,750) less any taxes payable by the Executive on account of the receipt of such amount.

Exhibit 10.1

5.     Miscellaneous.

5.1     Expenses. Except as expressly set forth in this Agreement, each of the parties will pay their own legal and other costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement.

5.2     Notices. Any notice or other communication required or permitted under this Agreement will be given in writing and will be delivered by hand or air courier or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to:

Charlie W. Brinkley, Jr.

4208 Arundel Court

Nashville, TN 37215

If to the Company, to:

Floridian Financial Group, Inc.

175 Timacuan Blvd.

Lake Mary, FL 32746

Attn: Tom Dargan

Any such notice or communication will be effective and be deemed to have been given as of the date delivered, if by hand or air courier, or as of the date or receipt or refusal, if mailed. Any party may change the foregoing address by giving notice to all of the other parties in the manner provided under this Section 5.2.

5.3     Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and revokes all prior agreements, oral or written. This Agreement will not confer any rights or remedies on any person other than the parties to this Agreement and their respective successors, heirs and permitted assigns.

5.4     Applicable Law. The validity, enforcement, and construction of this Agreement will be governed by the laws of the State of Florida.

5.5     Assignment. This Agreement may not be assigned by any party without the written consent of both parties. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

Exhibit 10.1

5.6     Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, all of which taken together will constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Subject to Section 5.5 above, the exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement, and such copies, facsimile page or electronically transmitted pages may be used in lieu of the original Agreement for all purposes.

5.7     Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision.

5.8     Severability. In the event that any one or more of the provisions contained in this Agreement is declared invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect, and such invalid, void or unenforceable provision will be interpreted as closely as possible to the manner in which it was written.

5.9     Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions in this Agreement may be waived, only by written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will not be deemed to be nor construed as a further waiver of such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

5.10     Attorney Fees. In the event of any legal proceedings arising out of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party or parties, reasonable cost and expenses, including attorney’s fees, incurred by such prevailing party in such proceedings. As used herein, attorney’s fees will include, without limitation, attorneys fees incurred by such party in any judicial, bankruptcy, administrative or other proceedings, in any appellate proceedings, and in any post-judgment proceedings.

5.11     Arbitration. Except as otherwise provided herein, in the event of any controversy dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive’s employment with Company or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Orlando, Florida in accordance with this Section and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the “Arbitration Panel”). The Company and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Company and the Executive will each pay one-half of all arbitrators’ fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by one party or the other in the event the Arbitration Panel determines that such party’s position in the arbitration proceeding was without merit.

Exhibit 10.1

5.12     INDEPENDENT LEGAL COUNSEL. THE PARTIES STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THEM PRIOR TO SIGNING IT BY THEIR INDEPENDENT LEGAL COUNSEL, THAT THEY FULLY UNDERSTAND THIS AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE PARTIES ARE SIGNING THIS AGREEMENT VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING. AND RELEASING THE OTHER PARTIES AS STATED IN THIS AGREEMENT.

5.13     JURY TRIAL WAIVER. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSSCLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

EXECUTIVE:

/s/Charlie W. Brinkley, Jr.
Charlie W. Brinkley, Jr.

COMPANY:

Floridian Financial Group, Inc.

By: /s/Thomas H. Dargan, Jr.

Name: Thomas H. Dargan, Jr.

Title: President

Exhibit 10.1

SCHEDULE I

Fully-Vested Stock Options

Date of Issuance	Total Number of Shares Subject to Option	Current Exercise Price	Vested Number of Shares under Option
10/01/07	18,272	$10.77	14,618
07/28/08	32,500	$12.50	19,500
01/01/10	25,000	$12.50	7,500